                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             RCSB Financial, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

[LOGO] RCSB
       FINANCIAL, INC.


March 7, 1997

Dear Shareholder:

  You are cordially invited to attend the 1997 Annual Meeting of Shareholders of RCSB Financial, Inc. It will be held on Wednesday, April 9, 1997 at 10:30 a.m. at the Radisson Hotel At Rochester Plaza, 70 State Street, Rochester, New York.

  The Annual Meeting is an opportunity for you to hear about the Company's operations and activities and discuss them in person with your management. We encourage you to attend, and we look forward to meeting as many shareholders as possible.

  Enclosed you will find a Notice of Annual Meeting, Proxy Statement, form of proxy and a copy of the Company's Annual Report. Please review these materials carefully. Your Board of Directors recommends a vote FOR the election of the nominees for directors, FOR the approval of the 1997 Long-Term Incentive Plan, and FOR the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors.

  Your vote is very important. Whether or not you expect to attend the meeting, please sign and mail the enclosed proxy card in the envelope provided.

  We look forward to receiving your proxy response and seeing you on April 9.

Sincerely,

/s/ Leonard S. Simon

Leonard S. Simon
Chairman, President and Chief Executive Officer

                             RCSB FINANCIAL, INC.
                             235 EAST MAIN STREET
                   ROCHESTER, NEW YORK 14604 (716) 423-7370
                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 9, 1997
                               ----------------

  NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of RCSB Financial, Inc. ("Company" or "RCSB") will be held on Wednesday, April 9, 1997, at 10:30 a.m. Eastern Time, at the Radisson Hotel At Rochester Plaza, 70 State Street, Rochester, New York. The purpose of the meeting will be to elect directors, to approve the Company's 1997 Long-Term Incentive Plan, to ratify the appointment of independent auditors for 1997, and to conduct any other business that may properly come before the meeting.

  Pursuant to the By-Laws, the Board of Directors has fixed Monday, February 10, 1997 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. Only holders of common stock of record at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

  YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EACH SHAREHOLDER, EVEN THOUGH HE OR SHE NOW PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                       By Order of the Board of Directors

                                       /s/ Rosemary Craig

                                       Rosemary Craig
                                       Corporate Secretary

Rochester, New York
March 7, 1997

                             RCSB FINANCIAL, INC.
                             235 EAST MAIN STREET
                   ROCHESTER, NEW YORK 14604 (716) 423-7370

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 9, 1997

                               ----------------

  The Board of Directors of RCSB Financial, Inc. (the "Board") requests your proxy for the Annual Meeting of Shareholders to be held on Wednesday, April 9, 1997 at 10:30 a.m. at the Radisson Hotel At Rochester Plaza, 70 State Street, Rochester, New York, and at any and all adjourned sessions thereof.

  You will find a form of proxy in the envelope in which you received this proxy statement. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. A Shareholder giving a proxy may revoke it at any time prior to the commencement of the meeting by: filing a written notice of revocation with the Secretary of the Company prior to the meeting; delivering to the Secretary of the Company a duly executed proxy bearing a later date; or attending the Annual Meeting, filing a written notice of revocation with the Secretary of the meeting and voting in person.

  If the enclosed form of proxy is properly signed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. SIGNED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WITH RESPECT TO ANY ONE OR MORE OF THE PROPOSALS SET FORTH IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING WILL BE VOTED
(1) FOR THE ELECTION OF THE FOUR NOMINEES AS DIRECTORS; (2) FOR APPROVAL OF THE 1997 LONG-TERM INCENTIVE PLAN; AND (3) FOR THE RATIFICATION OF THE APPOINTMENT BY THE BOARD OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING NOVEMBER 30, 1997. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy on such matters as shall be determined by a majority of the Board of Directors.

  It is anticipated that this proxy statement will be mailed to shareholders commencing on or about March 7, 1997.

  Only shareholders of record of the Company's common stock at the close of business on February 10, 1997 will be entitled to vote at the Annual Meeting. On that date there were 14,825,880 shares of common stock of the Company issued and outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

  A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the Annual Meeting. If a quorum is present, the four nominees for directors who receive the highest number of votes cast by holders of shares of common stock at the Annual Meeting will be elected as directors of the Company. Under applicable Delaware law, in tabulating the vote, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote on the election of directors.

  The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote at the Annual Meeting is required to approve the 1997 Long-Term Incentive

Plan and to ratify the appointment of KPMG Peat Marwick LLP as independent auditors. Under applicable Delaware law, in determining whether the proposals regarding the approval of the 1997 Long-Term Incentive Plan and the appointment of KPMG Peat Marwick LLP have received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against the proposal, but broker non-votes will be disregarded and will have no effect on the outcome of the vote.

                         BENEFICIAL OWNERSHIP OF STOCK

  The following table sets forth information with respect to any person known by the Company to be the beneficial owner of more than five percent of the Company's issued and outstanding common stock. This is based upon information received from the beneficial owners or contained in filings with the Securities and Exchange Commission ("SEC") made by the persons identified below:

                                                                PERCENT OF
                                             AMOUNT AND NATURE    COMMON
                                               OF BENEFICIAL       STOCK
             BENEFICIAL OWNER                    OWNERSHIP      OUTSTANDING
             ----------------               ------------------- -----------
      The Rochester Community Savings Bank  1,260,726 shares/1/    8.22%
       Employee Investment and Stock
       Ownership Plan ("EISOP")

      Keefe Managers, Inc.                    787,400 shares/2/    5.14%
       375 Park Avenue, Suite 3108
       New York, New York 10152

--------
/1/ Ownership is as of November 30, 1996. Key Trust Company of Ohio, N.A.
    ("Key"), a subsidiary of KeyCorp, acts as trustee for the EISOP. The participants in the EISOP have voting and dispositive power for 996,921 shares, reflecting those shares which have been allocated to participant accounts. The Employee Benefits Committee of the Company, comprised of four officers of the Company, serves as the Plan Administrator and has dispositive power for the 263,805 shares not allocated to participant accounts. Key, as trustee, is obligated to vote the unallocated shares in proportion to the voting directions of plan participants related to the allocated shares. Key disclaims beneficial ownership of the EISOP shares.

/2/ Ownership is as of December 31, 1996 and information is based on the
    Schedule 13G filed by Keefe Managers, Inc. ("KMI") on February 7, 1997. Includes 62,200 shares owned by Rainbow Managers, LLC, an affiliate of KMI, and as to which shares KMI disclaims beneficial ownership.

  The following table sets forth the beneficial ownership of common stock of the Company as of November 30, 1996 for (a) each director; (b) each of the named officers (the "named officers" as defined in the Summary Compensation Table on page 13) not listed as a director; and (c) directors and executive officers as a group. "Beneficial Ownership" includes stock owned or held by a spouse or other members of the director's or executive officer's household, and in which the director or executive officer either has, or shares, voting and/or investment power, even though the director or executive officer may disclaim any beneficial interest in such stock.

                                                          AMOUNT AND NATURE
                                                       OF BENEFICIAL OWNERSHIP
                                                         OF COMMON STOCK/1/
                                                       -----------------------
   (a)
   Matthew Augustine..................................           3,000/2/
   Bruce B. Bates.....................................          14,000/3/,/4/
   Karen Noble Hanson.................................           4,388/3/,/5/
   George G. Kaufman..................................          15,668/3/,/6/
   Salvatore R. Martoche..............................           4,200/3/,/7/
   Michael P. Morley..................................           2,053/8/
   Karen D. Petrou....................................           3,072/9/
   Ronald F. Poe......................................           6,630/3/,/10/
   Leonard Schutzman..................................           2,171/8/
   Leonard S. Simon...................................         317,956/11/
   John P. Tierney....................................           2,063
   (b)
   J. Michael Holloway................................          43,681/12/
   Edward J. Pettinella...............................         138,193/13/
   Michael S. Pope....................................          59,797/14/
   Paul S. Reid.......................................          73,127/15/
   (c)
   All directors and executive officers
    as a group (19 persons)...........................         931,897

--------
 /1/ Based upon information provided by the respective directors and executive officers. Ownership includes all stock options, whether or not presently exercisable. Except for Mr. Simon, who beneficially owns 1.98% of the outstanding shares of common stock (assuming exercise of options), no director owns more than 1% of the outstanding shares. All directors and executive officers as a group beneficially own 5.79% of the outstanding common stock (assuming exercise of options).

 /2/ Includes 1,000 shares held in a pension account and exercisable options to purchase 1,500 shares under the 1992 Stock-Based Compensation Plan. Excludes 110 share equivalents held in the 1996 Non-Employee Director Deferred Compensation Plan which are issuable to the participant on the deferral payment date selected by the participant in the plan.

 /3/ Includes exercisable options to purchase 3,000 shares under the 1992 Stock-
     Based Compensation Plan.

 /4/ Excludes 314 share equivalents held in the 1996 Non-Employee Director
     Deferred Compensation Plan which are issuable to the participant on the deferral payment date selected by the participant in the plan.

 /5/ Excludes 165 share equivalents held in the 1996 Non-Employee Director
     Deferred Compensation Plan which are issuable to the participant on the deferral payment date selected by the participant in the plan.

 /6/ Excludes 276 share equivalents held in the 1996 Non-Employee Director
     Deferred Compensation Plan which are issuable to the participant on the deferral payment date selected by the participant in the plan.

 /7/ Includes 100 shares held in a pension account and 100 shares held in spouse's name as to which he disclaims beneficial ownership. Excludes 233 share equivalents held in the 1996 Non-Employee Director Deferred Compensation Plan which are issuable to the participant on the deferral payment date selected by the participant in the plan.

 /8/ Includes exercisable options to purchase 1,000 shares under the 1992 Stock-
     Based Compensation Plan.

 /9/ Includes exercisable options to purchase 2,000 shares under the 1992 Stock-
     Based Compensation Plan.

/10/ Includes 2,000 shares held in spouse's name as to which he disclaims beneficial ownership.

/11/ Includes 15,562 shares held in spouse's name as to which he disclaims beneficial ownership and one share held jointly with spouse. Also includes options to purchase 146,794 shares under the 1986 Stock Option Plan and the 1992 Stock-Based Compensation Plan. In addition, performance-based options for 80,000 shares were granted under the 1992 Stock-Based Compensation Plan. Also includes 25,593 shares held as of November 30, 1996 in the Employee Investment and Stock Ownership Plan.

/12/ Includes 2,000 shares held in a pension account. Also includes options to purchase 5,900 shares under the 1986 Stock Option Plan. In addition, performance-based options for 25,000 shares were granted under the 1992 Stock-Based Compensation Plan. Also includes 10,781 shares held as of November 30, 1996 in the Employee Investment and Stock Ownership Plan.

/13/ Includes options to purchase 52,400 shares under the 1986 Stock Option Plan and the 1992 Stock-Based Compensation Plan. In addition, performance-based options for 60,000 shares were granted under the 1992 Stock-Based Compensation Plan. Also includes 13,793 shares held as of November 30, 1996 in the Employee Investment and Stock Ownership Plan.

/14/ Includes 100 shares held as custodian for his son. Also includes options to purchase 27,430 shares under the 1986 Stock Option Plan and the 1992 Stock-Based Compensation Plan. In addition, performance-based options for 30,000 shares were granted under the 1992 Stock-Based Compensation Plan. Also includes 2,167 shares held as of November 30, 1996 in the Employee Investment and Stock Ownership Plan.

/15/ Includes 500 shares held jointly with his wife. Also includes options to purchase 12,000 shares under the 1986 Stock Option Plan. In addition, performance-based options for 50,000 shares were granted under the 1992 Stock-Based Compensation Plan. Also includes 10,627 shares held as of November 30, 1996 in the Employee Investment and Stock Ownership Plan.

                             ELECTION OF DIRECTORS

  One purpose of the Annual Meeting is the election of directors. With respect to the election of directors, each Shareholder is entitled to one vote for each share of common stock held. Unless they have been appointed to fill a vacancy, directors serve staggered terms with approximately one-third of the directors being elected each year. The four nominees are presently serving as directors, and three were previously elected by the shareholders. John P. Tierney, elected by the Board of Directors on July 24, 1996, stands for election by shareholders for the first time.

  At the Annual Meeting, four directors will be elected for a three-year term. Unless otherwise specified on the proxy, the persons named in the proxy will vote the shares represented by each properly executed proxy for the election as directors of the nominees listed below. Each of the nominees has consented to being named in this proxy statement and to serve if elected. The Company has no reason to believe that any nominee for the office of director will not be available for election as a director. However, if any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
                           OF NOMINEES FOR DIRECTOR
                    (AUGUSTINE, PETROU, SCHUTZMAN, TIERNEY)

INFORMATION AS TO NOMINEES AND OTHER DIRECTORS

  The following table sets forth the name and other information concerning the four nominees for election as directors and the current directors who will continue to serve as directors after the Annual Meeting.

                                                 TERM
                                                  OF
                                                OFFICE
                       AGE    DIRECTOR SINCE    EXPIRES POSITION(S) HELD WITH COMPANY
                       --- -------------------- ------- -----------------------------
NOMINEES FOR THREE-YEAR TERM:
Matthew Augustine       52         1994          1997             Director
Karen D. Petrou         43         1993          1997             Director
Leonard Schutzman       50         1995          1997             Director
John P. Tierney         65         1996          1997             Director
CONTINUING DIRECTORS:
Bruce B. Bates          65   1965-Mar. 1977;     1999             Director
                             1983-April 1986;
                           Re-elected Dec. 1986
Karen Noble Hanson      53         1986          1999             Director
George G. Kaufman       64         1988          1998             Director
Salvatore R. Martoche   56         1992          1999             Director
Michael P. Morley       54         1995          1999             Director
Ronald F. Poe           58         1988          1998      Vice Chairman, Director
Leonard S. Simon        60         1984          1998   Chairman, President and Chief
                                                         Executive Officer; Director

  The principal occupation and additional business associations for the past five years or more of the four nominees and those continuing directors who will serve as directors after the Annual Meeting are set forth below:

  Matthew Augustine has been the President and Chief Executive Officer of Eltrex Industries, a Rochester area manufacturer of equipment for industry and office use, since 1976. Prior to that time, he was Director of Management Information Systems for Adage located in Boston, Massachusetts. Mr. Augustine serves as President of the Black Business Association of Greater Rochester and is a Board member of the New York State Business Council and the Rochester Chamber of Commerce.

  Karen D. Petrou has been President of ISD/Shaw, Inc., a privately-held company which specializes in information and consulting services for financial institutions, since 1989 and has been affiliated with that company since 1985. Prior to that time, Ms. Petrou was a Vice President of the Bank of America.

  Leonard Schutzman is Chairman and CEO of Triad Capital Corp., a venture capital firm providing equity and financing to minority business enterprises, following 18 years as a member of the PepsiCo management team serving in a variety of positions including Senior Vice President and Treasurer. Prior to joining PepsiCo, Mr. Schutzman was employed by Arthur Young and Company. Mr. Schutzman is currently an Executive Professor at the William E. Simon Graduate School of Business Administration at the University of Rochester. He also serves as a member of the Board of Directors of HFS, Inc.

  John P. Tierney is RCSB's newest Director, having joined the Board on July 24, 1996. From 1987 until his retirement in 1994, Mr. Tierney was Chairman and CEO of Chrysler Financial Corporation (CFC). Prior to becoming Chairman of CFC, Mr. Tierney spent 24 years with

American Motors Corporation in a variety of positions including those of Chief Financial Officer, Controller, and Treasurer. He serves as a member of the Board of Directors of ContiFinancial Corporation.

  Bruce B. Bates is Senior Vice President-Investments of Smith Barney Inc. and has been an officer of Smith Barney, Shearson Lehman Brothers and E. F. Hutton & Company for 23 years. Prior to that time, he was a general partner of George
D. B. Bonbright & Co. for 15 years.

  Karen Noble Hanson is the President of CORH Associates, owners of the Hyatt Regency Rochester; President and Chief Executive Officer of NODAC, Inc., a real estate consulting firm; and is a limited business partner in several real estate projects. She was formerly Vice President of Wilmorite, Inc., a real estate development firm. Ms. Hanson is a member of the New York State Economic Development Authority, County of Monroe Cultural Commission and Rochester Economic Development Corporation.

  George G. Kaufman has been the John Smith Professor of Finance and Economics, School of Business Administration at Loyola University Chicago since 1981 and is a consultant to the Federal Reserve Bank of Chicago. He has served as a Deputy to the Assistant Secretary for Economic Policy in the U.S. Treasury Department and previously taught at the University of Oregon. He is a past president of the Midwest and Western Finance Associations and a past director of the American Finance Association.

  Salvatore R. Martoche became a partner in the law firm of Hiscock & Barclay in 1990 after serving briefly as Acting Director of the Office of Thrift Supervision (OTS), U.S. Department of the Treasury. From June 1986 to March 1990, Mr. Martoche held positions as Assistant Secretary for Enforcement at the U.S. Department of the Treasury and Assistant Secretary for Labor-Management Standards at the Labor Department. Previously, he served as United States Attorney for the Western District of New York. He has also served as a director of the Resolution Trust Corporation, and has been a member of the Federal Financial Institutions Examination Council, and the Neighborhood Reinvestment Corporation.

  Michael P. Morley is an Executive Officer of the Eastman Kodak Company of Rochester, New York, serving as Senior Vice President and Director of Human Resources. Mr. Morley joined Kodak in 1964 and has held a variety of management positions including Director of Industrial Relations for Kodak Colorado Division and Kodak Research Laboratory, Director of Corporate Human Resource Strategic Planning and General Manager of Kodak's Imaging Resources Group, as well as Kodak's U.S. and Canada Consumer Imaging Division.

  Ronald F. Poe is Chairman and Chief Executive Officer of Dorman & Wilson, Inc., a real estate investment banking firm, which he joined in 1965. He is a director of the Federal Home Loan Mortgage Corporation (Freddie Mac). Mr. Poe is a past president of the Mortgage Bankers Association of America and is a member of its Board of Governors.

  Leonard S. Simon, Chairman, President and Chief Executive Officer of the Company, joined The Community Savings Bank in 1969 and served as Vice President and Marketing Officer until he was elected Executive Vice President in 1977. Following the merger of The Community Savings Bank and Rochester Savings Bank on July 1, 1983, he served as Executive Vice President of The Rochester Community Savings Bank until 1984 when he was elected Chairman of the Board and Chief Executive Officer. Effective September 29, 1993, Mr. Simon assumed the duties of President. He serves as a director of the Federal Home Loan Bank of New York, is a member of their Executive Committee and chairs the Community Mortgage Assets Committee; a trustee of the Teachers' Insurance and Annuity Association; a director of the Community Bankers Association of New York State, serving on that Association's Government Relations and Long Range Planning Committees; and a director of the CLC Divisional Board, a division of the

Community Preservation Corporation. He serves on the Federal Home Loan Bank System Committee and the Government Affairs Council of America's Community Bankers.

  There are no family relationships between any director, executive officer or any person nominated or chosen by the Board to become a director or executive officer.

  The Board of Directors serves as the Board for RCSB Financial, Inc., as well as for Rochester Community Savings Bank ("the Bank"). During fiscal year 1996, the Board of Directors held 15 meetings. Five directors attended 100% of the aggregate number of those meetings held and the total number of meetings held by committees on which they served during the year. All of the other directors attended an average of 93% of the meetings.

                     COMMITTEES OF THE BOARD OF DIRECTORS

  Currently, the Board of Directors has the following standing committees:

  EXECUTIVE COMMITTEE: The Executive Committee, which met six times during fiscal 1996, consists of six members and is authorized to exercise the powers of the Board of Directors between regular meetings of the Board. Mr. Poe serves as chairperson and the other members are Directors Hanson, Kaufman, Martoche, Morley and Simon. The Committee has the responsibility for overseeing strategic planning, including approval of the annual operating plan; and director evaluation and selection. In addition, the Committee provides oversight on governmental issues which have strategic implications. The Committee will consider nominations for election as directors submitted by shareholders of the Company. Pursuant to the By-Laws, all nominations by shareholders must include specified information relating to the proposed nominee and must be submitted at least 90 days prior to the date of mailing of the proxy statement for the previous annual meeting.

  AUDIT COMMITTEE: The Audit Committee, which met four times during fiscal 1996, consists of six members, none of whom are officers of the Bank. The Committee examines and reviews the affairs and reports of the Company and its subsidiaries, as well as reports of the Company's external auditors. In addition, the Committee oversees compliance with all rules and regulations of the federal and state regulatory authorities. The Committee consists of Mr. Martoche, who serves as chairperson, and Directors Augustine, Bates, Kaufman, Petrou and Schutzman.

  OPERATIONS COMMITTEE: The Operations Committee met four times in fiscal 1996. Ms. Hanson serves as chairperson and other members are Directors Augustine, Morley, Petrou, Poe, Schutzman, Simon and Tierney. This Committee is responsible for oversight of the Company's business units, including attainment of the annual plan. Additionally, the Committee provides guidance for each line of business with respect to long-term direction and approves loan policies, and also oversees matters related to the Community Reinvestment Act and compliance with consumer protection laws.

  ASSET/LIABILITY COMMITTEE: The Asset/Liability Committee met four times in fiscal 1996 and consists of seven members. Dr. Kaufman serves as chairperson, and other members are Directors Bates, Hanson, Petrou, Schutzman, Simon and Tierney. The Committee is responsible for ensuring that the Bank's risk profile and balance sheet are managed to maximize shareholder value. More specifically, the Committee reviews credit and interest rate risk, portfolio strategies, and approves all investment policies and guidelines, loan and investment reserves, capital programs, and makes recommendations concerning the total asset size of the Bank and balance sheet composition, and new types of investments.

  HUMAN RESOURCES COMMITTEE: The Human Resources Committee, which met four times during fiscal 1996, consists of five members, none of whom are officers of the Bank. Mr. Morley serves as chairperson and other members are Directors Augustine, Bates, Martoche and Poe. The function of the Human Resources Committee is to provide guidance and oversight to the human resources functions and corporate charitable giving, and to monitor equal employment opportunity and affirmative action programs. In addition, the Committee has the responsibility for reviewing employee compensation and the compensation plans and executive benefit programs applicable to those executive officers who comprise the Company's Management Committee. This Committee evaluates those executive officers who comprise the Company's Management Committee, administers the Company's 1992 Stock-Based Compensation Plan and approves grants of stock options, restricted stock and stock appreciation rights ("SARs").

                            EXECUTIVE COMPENSATION

       REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES AND DECISIONS

  The Human Resources Committee of the Board of Directors has responsibility for recommending to the Board of Directors executive officer compensation. The compensation-related responsibilities of the Human Resources Committee include:

  1. Reviewing and approving compensation plans and executive benefit programs for RCSB's executive officers;

  2. Reviewing the positions of officers comprising the Management Committee in the marketplace in order to make recommendations to the Board of Directors regarding the market competitiveness of base salary and variable incentive compensation;

  3. Evaluating the annual performance of Management Committee members and comparing such performance to pre-established goals and objectives;

  4. Approving grants of stock options, SARs, and other related instruments;

  5. Reviewing and recommending annual Directors' compensation to the Board of Directors; and

  6. Reviewing and approving the description of executive officer compensation programs contained in RCSB's proxy statement.

  The Company's executive compensation program consists of the following components: (1) base salary; (2) annual cash incentive compensation; and (3) long-term incentives, typically in the form of stock options, performance-based stock options, and SARs. Executive officers also participate in a retirement plan, a savings incentive plan and other benefit plans available to employees generally.

  The following is a report of the Human Resources Committee. This report discloses the Committee's policies with respect to compensation of RCSB's executive officers, and the specific factors and criteria upon which the Chief Executive Officer's compensation for the last fiscal year was based.

COMPANY POLICY ON QUALIFYING COMPENSATION

  Internal Revenue Code Section 162(m) provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid to any of the individuals named in the Summary Compensation Table which is not "performance-based" as defined in Section 162(m). The Committee believes that, while there may be circumstances in which the Company's interests are best served by maintaining flexibility whether or not the compensation is fully deductible under Section 162(m), it is generally in the Company's best interest to comply with Section 162(m).

OVERVIEW

  One of the significant responsibilities of the Board of Directors is to measure job performance and determine the compensation of the Company's Management Committee. For fiscal year 1996, the Management Committee included the Chief Executive Officer, the Executive Vice President, the President-American Home Funding ("AHF"), the Sr. Vice President and Chief Financial Officer, and the Sr. Vice President-Administration. The Human Resources Committee of the Board of Directors approves compensation changes for the members of the Management Committee other than the Chief Executive Officer. The Human Resources Committee makes a recommendation to the Board of Directors for compensation changes for the Chief Executive Officer.

  The same principles which guide compensation decisions for other employees of the Company are utilized when making decisions on executive compensation. These principles are focused on achieving the Company's short-term and long-term strategic goals and enhancing shareholder value while attracting, retaining, motivating, and appropriately rewarding individuals who are responsible for RCSB's short-term and long-term profitability, growth, and return to shareholders.

  The total compensation program for executive officers including base salary, annual incentive compensation and long-term incentive compensation, is directly related to the following factors:

  1. The average total compensation for similar positions in the marketplace;

  2. The job performance of the executive;

  3. The financial performance of the Company;

  4. The Company's financial performance relative to a peer group of similar financial institutions;

  5. The performance against objectives for financial results or predetermined business plans of the executive's responsibility area for executives responsible for a subsidiary or business unit; and

  6. The long-term price performance of the Company's common stock.

COMPONENTS OF EXECUTIVE COMPENSATION

  Base Salary. Base salaries as well as annual and long-term compensation targets for each member of the Management Committee are reviewed annually by the Human Resources Committee. The Human Resources Committee considers each Management Committee member's level of responsibility, job description, and job complexity and compares the salaries of individuals in the marketplace in similarly situated positions with similar functions and responsibilities. The Human Resources Committee uses a broad range of survey data collected by nationally recognized compensation consulting firms that identify comparable positions at thrift and other institutions with assets between $1 billion and $5 billion, as well as the total compensation reported in the proxy statements for certain thrifts in the SNL Thrift Index (used in the total return chart shown on page 14) based on their comparable asset size and business structure.

  Annual Incentive Compensation. Annual incentive compensation is paid in cash and is a percentage of each Management Committee member's annual base salary. At the beginning of the fiscal year, the Human Resources Committee approves the plan and targeted incentive for each individual. Targets range from 25% to 65% of base salary. During the year, performance under the plans is reported to the Committee.

  The Human Resources Committee's use of quantifiable performance factors directly related to the performance of the Company, which are described below, facilitates the correlation of the compensation of executive officers and corporate performance. The factors for 1996 and 1997 include the following with weighting determined by job responsibilities:

  1.The earnings per share (EPS) of RCSB against the annual plan and budget;
  and

  2.The executive's performance against annual individual performance goals.

  For each member of the Management Committee, performance factors may have also included one or more of the following:

  1. The return on average assets (ROAA) and return on average equity (ROAE) of the Company versus peer groups;

  2. The pre-tax income for the executive officer's assigned business unit against the annual plan and budget;

  3. Specific cost objectives for the executive officer's assigned business unit; and/or

  4. An evaluation of the executive's contribution to RCSB's overall achievement of earnings.

  After the close of fiscal year 1996, the Human Resources Committee approved incentive compensation awards for the members of the Management Committee other than the Chief Executive Officer which ranged from 33% to 50% of base salary. Upon a recommendation from the Human Resources Committee, the Board of Directors approved an incentive award for the Chief Executive Officer at 65% of base salary.

  In 1996 executive officers responsible for particular subsidiaries or business units participated in the Company's Key Manager Compensation Plans. Under the terms of these Plans, a significant portion of the targeted annual incentive payable to such an executive officer is determined with reference to the executive officer's business unit based on appropriate measurements for that line of business such as production volume, profitability and the attainment of predetermined business plans. At the same time, however, these executives continue to have at least 20% of their annual targeted incentive based on the Company's overall performance in the same manner as described above. The Summary Compensation Table set forth on page 13 of this proxy statement includes 1996 awards under the Key Manager Compensation Plans for Messrs. Holloway and Pope. For fiscal year 1997, the Board intends to continue to make any discretionary changes under Key Manager plans to assure appropriate linkage between individual incentives and RCSB/divisional profitability.

  The Company's annual incentive compensation plans include a limitation on the amount of incentive compensation that will be paid in the year it is earned. If an executive officer earns incentive compensation in excess of 80% of his or her base salary (or in the case of Mr. Reid, in excess of two-times his target incentive), the excess amount is deferred over the succeeding three years and is subject to forfeiture in the event the executive leaves the employment of the Company. Earnings are credited to individual deferral accounts during the deferral period based on a market rate of interest.

  Long-Term Incentives. The long-term incentive component of the Company's total executive compensation program consists of the periodic grant of stock options, performance-based stock options, SARs, and restricted stock pursuant to the Company's 1992 Stock-Based Compensation Plan. The future value of stock options is entirely dependent upon appreciation in the price of RCSB common stock after the date of a stock option grant. If the price of RCSB common stock does not increase following the grant, the grant does not have value. In this way, the value of stock options is directly related to the actual return to shareholders for the same period. Under the performance-based option approach, multi-year grants are made to provide a significant focus for executives on increasing the return to shareholders through the attainment of long-term, predetermined stock price goals.

  The terms of the performance-based options granted in November, 1993, and in the case of Mr. Holloway in January, 1995, require that the price for the Company's common stock attain certain levels in order to achieve vesting and exercise potential for these options. The vesting for the performance-based option grants is as follows:

         RCSB COMMON STOCK CLOSES AT                          PORTION OF
       THE FOLLOWING PRICE FOR 20 DAYS                     PERFORMANCE-BASED
         IN A 30-DAY TRADING PERIOD:                     STOCK OPTIONS VESTED:
       -------------------------------                   ---------------------
                   $25.00                                          50%
                    27.50                                          75
                    30.00                                         100

  During 1996, the first 75% of the performance-based options vested. The remaining 25% vested upon the attainment of the $30 price level as described above on March 4, 1997.

  For options granted prior to November 1993, the options vest 20% on the date of grant and in equal monthly installments over the succeeding four years. The size of an annual option grant under the previous method was targeted to the size of the option grants made to persons occupying similar positions at similar financial institutions, as well as generally accepted grant valuation formulas.

  The Chief Executive Officer, the Executive Vice President, the President-American Credit Services Inc. ("ACSI") and the Senior Vice President-Administration also have outstanding SARs. The SARs have the same vesting schedule as described for the non-performance-based options. The future benefit of SARs, which are paid in cash rather than in stock, is equal to the appreciation in the value of RCSB common stock from the date of grant to the date of exercise.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  Mr. Simon's 1996 compensation was determined in accordance with the philosophy and program components discussed above. Mr. Simon's total compensation was determined by the Board of Directors based on the Human Resources Committee's review of competitive salary data provided by independent consultants, and an evaluation of Mr. Simon's performance and the Company's performance, taking into consideration (in descending order of importance): (1) earnings per share versus the 1996 annual plan and budget,
(2) Mr. Simon's achievement of individual objectives approved in advance by the Executive Committee, and (3) the Company's return on average assets and return on average equity versus a peer group comprised of publicly traded thrifts with assets between $1 billion and $5 billion and also as compared to thrifts in the SNL Thrift Index (used in the total return chart shown on page
14). Mr. Simon's performance was evaluated by each member of the Board of Directors using a confidential performance appraisal instrument.

  Based on this information, the Committee provided Mr. Simon with a base salary adjustment in February, 1996 to maintain the level of his compensation relative to reported market data. In January, 1997, the Board approved an incentive payment for fiscal year 1996 performance based on the Company having met its performance goals for the year, Mr. Simon having achieved and in some cases surpassed his individual performance goals and the Company having outperformed its peer institutions on the return on equity and return on average assets comparisons.

  The target level of award for Mr. Simon's annual incentive compensation and long-term incentives when performance criteria are met (but not exceeded) is 40% of Mr. Simon's annual base salary. No award will normally be made, however, when the Company's earnings per share fall below 85% of the annual plan and budget. A small discretionary award may be authorized by the Board of Directors if Mr. Simon's personal performance goals exceed expectations and/or the Company's return on average assets exceeds the return on average assets of the Company's peer group.

  During the year the Committee reviewed the change-in-control and other termination benefits available to all executive officers, including Mr. Simon. This review resulted in the continuation of benefits previously available under the Senior Executive Severance Plan and the execution of a new Salary Continuation Contract providing substantially the same terms as the prior contract.

SUBMITTED BY THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS:

       Michael P. Morley, Chairman  Salvatore R. Martoche
       Matthew Augustine            Ronald F. Poe
       Bruce B. Bates

HUMAN RESOURCES COMMITTEE INTERLOCKS

  The Company's Human Resources Committee currently consists of five members and includes only non-employee directors. Mr. Bruce B. Bates, a member of the Human Resources Committee, is also an officer of Smith Barney Inc. The Company effects certain institutional debt purchases and sales and other securities transactions with and through Smith Barney Inc. Transactions with that firm do not constitute a significant portion of the Company's securities transactions, are on terms substantially similar to those prevailing at the time for comparable transactions with other persons, and are not effected through Mr. Bates' office. Mr. Bates receives no commissions or similar remuneration in connection with such transactions.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table summarizes the cash and non-cash compensation awarded to, earned by, or paid to RCSB's Chief Executive Officer and the four most highly paid executive officers for 1996.

                          SUMMARY COMPENSATION TABLE

                                                      LONG-TERM
                                                     COMPENSATION
                                         ANNUAL      ------------
                                      COMPENSATION     AWARD/1/
                                     --------------- ------------
                                                      SECURITIES
                                                      UNDERLYING     ALL OTHER
                                     SALARY   BONUS  OPTIONS/SARS COMPENSATION/3/
NAME AND PRINCIPAL POSITION     YEAR   ($)     ($)       (#)            ($)
---------------------------     ---- ------- ------- ------------ ---------------
Leonard S. Simon                1996 436,537 275,000        -0-       145,161
 Chairman of the Board,         1995 397,125 250,000        -0-       134,307
  President and
 Chief Executive Officer        1994 381,153 331,100        -0-       136,141
Edward J. Pettinella            1996 271,160 135,000        -0-        44,443
 Executive Vice President       1995 227,115 100,000        -0-        35,021
                                1994 209,615 183,400        -0-        41,559
Paul S. Reid                    1996 246,923  85,000        -0-        46,271
 President and Chief Executive  1995 228,333  70,000        -0-        38,983
  Officer--
 American Home Funding, Inc.    1994 218,076  43,200        -0-        39,103
J. Michael Holloway             1996 183,307  88,750        -0-        36,204
 President and Chief Executive  1995 168,798  85,000  25,000/2/        29,561
  Officer--                     1994 162,451  82,175        -0-        36,926
  American Credit Services,
  Inc.
Michael S. Pope                 1996 168,173  82,250        -0-        21,205
 Senior Vice President--        1995 148,500  67,000        -0-        14,805
 Retail Banking                 1994 130,519 105,435        -0-        13,215

--------
/1/ RCSB did not make any restricted stock grants or Long-Term Incentive Plan payouts to any of the named officers during the reporting period.
/2/ This number reflects a performance-based stock options grant. The performance-based stock options are further described under the heading "Long-Term Incentives" beginning on page 11.
/3/ The amount disclosed consists of 1996 Company contribution amounts for the named plans as follows:

                         EMPLOYEE
                      INVESTMENT AND                         SUPPLEMENTAL
                          STOCK       RETIREMENT    LIFE       EXECUTIVE
                      OWNERSHIP PLAN SAVINGS PLAN INSURANCE RETIREMENT PLAN
                      -------------- ------------ --------- ---------------
      Mr. Simon          $13,733       $11,940     $56,759      $62,729
      Mr. Pettinella      13,742         5,970      11,868       12,863
      Mr. Reid            13,740         5,970      15,744       10,817
      Mr. Holloway        14,445         5,970      12,777        3,012
      Mr. Pope            13,809         5,895         N/A        1,501

  No stock options were granted to executives named in the Summary Compensation Table during fiscal year 1996. The following table shows for the executive officers named in the Summary Compensation Table: the options that were exercised during fiscal year 1996 with any attendant realized value; the breakdown between options exercisable and unexercisable as of the end of the fiscal year; and the potential value of "in-the-money" options, both exercisable and unexercisable, as of fiscal year end. "In-the-money" options are those options where the fair market value of the Company's common stock as of the close of the fiscal year was in excess of the exercise price established on the grant date. This value is only realized by the executive when the option is exercised and will fluctuate with changes in the price of RCSB common stock after the close of the fiscal year. In addition, if the executive elects to hold the shares, the future value of those shares will also fluctuate with changes in the price of RCSB common stock.

         AGGREGATED STOCK OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                        SHARES              OPTIONS/SARS AT FISCAL    THE-MONEY OPTIONS/SARS
                       ACQUIRED    VALUE           YEAR END             AT FISCAL YEAR END
        NAME          ON EXERCISE REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
        ----          ----------- -------- ------------------------- -------------------------
Leonard S. Simon        19,300    $183,790      227,383/20,711          $4,143,106/$311,699
Edward J. Pettinella    12,000     117,000      103,199/15,201           1,591,527/ 227,723
Paul S. Reid              None         -0-       49,500/12,500             717,256/ 186,718
J. Michael Holloway       None         -0-        26,150/6,250             361,665/  74,453
Michael S. Pope          4,200      33,075        49,762/7,668             888,747/ 115,090

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

  The graph below compares the cumulative total shareholder return on RCSB common stock for the last five years against the cumulative total return of the SNL Thrift Index and the NASDAQ Total Return Index for the same period. The SNL Thrift Index is a published index comprised of all publicly traded thrifts.

                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
     AMONG RCSB FINANCIAL, INC., SNL THRIFT INDEX AND NASDAQ TOTAL RETURN.

                                           SNL             Nasdaq
Measurement period                         Thrift          Total
(Fiscal year Covered)   RCSB Financial     Index           Return
---------------------   --------------     ---------       ---------
Measurement PT -
11/29/91                   $ 100.00        $ 100.00        $ 100.00

FYE 11/30/92               $ 139.29        $ 151.58        $ 125.96
FYE 11/30/93               $ 212.50        $ 199.14        $ 145.85
FYE 11/30/94               $ 240.62        $ 204.35        $ 146.13
FYE 11/30/95               $ 350.41        $ 311.33        $ 208.34
FYE 11/29/96               $ 450.52        $ 414.69        $ 255.21


* Investment of $100 in RCSB's common stock, the SNL Thrift Index and the NASDAQ Total Return Index on November 29, 1991. Total return assumes reinvestment of all dividends.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

  The Company maintains a Senior Executive Severance Plan in which officers selected by the Board of Directors are eligible to participate. There are presently 15 officers participating in the Plan, including the executive officers named in the Summary Compensation Table. The Plan is intended to assure the continued dedication and availability of key officers during any change in control of the Company, which is defined to include the acquisition of 25% or more of the outstanding shares of the Company, certain changes in the majority membership of the Board of Directors, a merger in which the Company's shareholders hold less than 50% of the surviving entity, and the sale of substantially all of the Company's assets. In general, the Plan provides that, in the event of a termination of employment by the Company without Cause (as defined in the Plan) or by the officer for Good Cause (as defined in the Plan), within two years after a change in control of the Company, the officer will be entitled to a lump-sum payment equal to up to three times the sum of the officer's "Annual Base Salary" and "Annual Bonus" (as defined in the Plan). In addition, the officer is entitled to continued medical, dental and life insurance coverage for a period of up to three years, a pro rata portion of his target annual incentive for the year of termination of employment, and the transfer of a whole life insurance policy which covers the officer and on which the officer and the Company share payment of the premiums. In the case of an officer who has not been employed by the Company for at least five years, the lump-sum payment to which the officer is entitled is reduced by a percentage amount specified in the Plan. Under the Plan, if any of the payments and benefits provided to an officer constitute "excess parachute payments" under federal tax law (such that the related payments would be nondeductible by the Company and a 20% excise tax would be imposed on the officer), the payment and benefits are reduced to the extent necessary to no longer constitute excess parachute payments. This reduction does not apply, however, if the amount that the officer would receive, on an after-tax basis, would be reduced by more than $10,000.

  The Board of Directors has also approved salary continuation agreements for eight of the nine executive officers. In addition to providing for continued coverage under the Senior Executive Severance Plan described above, these agreements, in general, provide for either one or two years of continued salary, nonqualified pension plan accruals, medical, dental, life insurance and fringe benefits in the event of a termination of employment by the Company without Cause (as defined in the Agreements) or by the officer due to a reduction in pay or the scope of the officer's authority as an executive. No benefits are payable under the agreements if the officer is entitled to benefits under the Senior Executive Severance Plan in connection with a change in control. In the case of Messrs. Simon and Pettinella, the agreements provide for two years of continued salary and benefits and, in the case of Messrs. Holloway, Reid and Pope, the agreements provide for one year of continued salary and benefits.

  The individual stock option agreements with executive recipients generally provide for immediate vesting of all granted, unvested options as of the effective date of a change in control.

DIRECTORS

  During 1996, directors other than officers of the Company received an annual retainer of $15,000, payable quarterly. Directors other than officers also received a fee of $800 per Board meeting attended. Non-officer directors serving on committees of the Board received a fee of $600 per meeting attended. Directors who are also officers of the Company do not receive any compensation for attendance at Board or committee meetings. For performance of such other duties as may be required which necessitates travel for one day or more, directors who are not officers received $600 per full day and $300 per half day. Effective January 1, 1997, non-officer directors serving on committees of the Board receive a fee of $800 per meeting attended and the per diem fee for performance of other duties which necessitates travel for one day or more is $800 per full day and $400 per half day.

  The Company maintains a deferred compensation plan for directors. Pursuant to this plan, non-officer directors may irrevocably elect to defer all or a portion of any fees to be paid to such director in the form of cash or share equivalents which are issuable to the participant on a selected deferral payment date in a lump sum or in a number of annual installments. The balance in each participating director's account is measured, at the election of the director, by reference to the average yield on interest-earning assets of the Company or by the appreciation of the Company's common stock.

  In 1996 shareholders approved a Non-Employee Director Stock Plan which became effective July 1, 1996. Each quarter directors are awarded whole shares of common stock of the Corporation equal to 20% of the fees payable for the previous quarter. Directors may also elect to receive additional whole shares for the remaining 80% of the fees payable for the previous quarter.

  The Company maintains a non-qualified pension plan for directors who retire from active membership on the Board on or after attaining the age of 62, or earlier in certain limited circumstances. Pursuant to this plan, the amount of the annual benefit is equal to 100% of the average of the retainer for the year of retirement and the four years prior to retirement for directors with ten or more years of service at retirement. For directors with service from five to ten years, the benefit is one-half that amount. The plan also provides a lump sum payment equal to the total value of the benefit under the Plan for eligible directors in the event of a change in control.

  Under the terms of the 1992 Stock-Based Compensation Plan, each Director received 1,000 non-statutory stock options on May 22, 1996. The grants, which have a ten-year term, have an exercise price of $23.39 per share, which was the fair market value of RCSB common stock as of the date of grant.

                             CERTAIN TRANSACTIONS

  From time to time, the Company's subsidiaries make loans to officers, and previously made loans to directors, including loans that may be secured by a mortgage on a primary residence. All such loans are specifically submitted in writing to the Board of Directors to ensure that such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. In May 1990, the Board of Directors adopted a policy which prohibits new lending relationships between the Company or its subsidiaries and directors.

                       APPROVAL OF NEW STOCK OPTION PLAN

  The shareholders of the Company are being asked to approve a new stock option plan, the 1997 Long-Term Incentive Plan (the "Plan"). The following summary of the material features of the Plan is qualified in its entirety by reference to the full text of the Plan. Any stockholder who wishes to review the Plan in its entirety may contact the Corporate Secretary, RCSB Financial, Inc., 235 East Main Street, Rochester, New York, 14604.

GENERAL INFORMATION

  The Company and its principal subsidiary, Rochester Community Savings Bank, have had stock option plans for a number of years. The most recent of these plans is the Rochester

Community Savings Bank 1992 Stock-Based Compensation Plan (the "1992 Plan"). There are currently approximately 100,000 shares remaining and available for issuance under the 1992 Plan. The Board of Directors believes that stock option plans are useful in motivating executives and constitute an important part of the compensation program for the Company and its subsidiaries. Accordingly, the Board believes it is appropriate to adopt the Plan.

  The Board of Directors approved the Plan on January 29, 1997. No grants or awards have been made under the Plan. For information concerning the compensation of directors and executive officers of the Company, see the information under the caption "Executive Compensation."

DESCRIPTION OF THE PLAN

  PURPOSE OF THE PLAN. The purpose of the Plan is to provide the Company with a means of attracting and retaining executives and non-employee directors of outstanding ability and to promote the identification of their interests with those of the shareholders of the Company. The Plan would be administered by a committee or subcommittee of the Board (the "Committee") appointed by the Board. It is anticipated that the Human Resources Committee of the Board, which is comprised exclusively of non-employee directors, would serve as the Committee and would administer the Plan. The Plan is designed to give the Committee maximum flexibility in granting awards under the Plan consistent with applicable laws and the terms of the Plan.

  TYPES OF AWARDS AND ELIGIBILITY. The Plan authorizes the Committee to make a variety of stock-based awards to the Company's employees and non-employee directors. Under the Plan, the Committee may award incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock and incentive shares to employees and may award nonstatutory stock options to non-employee directors. Participation in the Company's existing stock-based compensation plans historically has been limited to directors and officers of the Company and its subsidiaries who are persons considered to have the potential to contribute significantly to the financial success of the Company.

  The Plan provides for the granting of options to non-employee directors. The 1992 Plan contains a formula that provides for an annual grant of options to non-employee directors of 1,000 options on the fourth Wednesday of May. The compensation program for non-employee directors continues to contain a grant of the same size on the same date, and the Company intends to continue to use the options remaining under the 1992 Plan to make these grants.

  INCENTIVE STOCK OPTIONS. Incentive stock options are stock options that satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the Plan would entitle the optionee, upon exercise, to purchase a specified number of shares of common stock from the Company at a specified exercise price per share. In most cases, the per share exercise price of an option may not be less than the fair market value of a share of common stock as of the date of grant, determined in the manner specified by the Plan. In the case of an optionee who owns or is treated as owning (under Section 424(d) of the Code) more than 10 percent of the total combined voting power of all classes of stock of the Company (a "Ten-Percent Shareholder"), the per share exercise price of an option may not be less than 110 percent of the fair market value of a share of common stock on the date of the grant.

  STOCK APPRECIATION RIGHTS. Stock appreciation rights under the Plan may be granted in connection with the grant of a stock option or by amendment of an outstanding stock option (in either case, a "related right") or independently of any option. The exercise of a stock appreciation right under the Plan would entitle the optionee to receive either cash or common stock, or a combination thereof, with a value equal to the excess of the fair market value per share of common stock on the date of exercise of the right over either (1) the fair market value per share of common stock on the date of grant of the right if it is not a related right or
(2) the exercise price as provided in the related option if the right is a related right.

  RESTRICTED STOCK. Restricted stock awards under the Plan would consist of shares of common stock that are nontransferable, subject to forfeiture and subject to such other terms, for such periods, as shall be determined by the Committee. Such terms may provide, in the discretion of the Committee, for the vesting of restricted stock awards to be contingent upon the achievement of one or more performance goals. Performance goals may be based on earnings or earnings growth, sales, return on assets, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies ("Performance Goals"). Performance Goals may be particular to the grantee or the department, branch, subsidiary or other division in which the grantee works, or may be based upon the performance of the Company generally, and may cover such period as may be specified by the Committee.

  INCENTIVE SHARES. Incentive share awards under the Plan consist of shares of common stock that may be issued subject to achievement of Performance Goals or other goals and on such other terms as the Committee establishes. Unlike restricted stock, shares of common stock are not issued immediately pursuant to incentive share awards, but instead are issued upon the achievement or satisfaction of Performance Goals or other goals and terms.

  ADMINISTRATION. Subject to the provisions of the Plan, the Committee would have plenary authority and discretion to determine the terms of all awards under the Plan, including the exercise price of options, the time or times at which awards are made, the number of shares of common stock covered by awards, any exceptions to non-transferability, any provisions relating to vesting, any circumstances in which options would terminate, the period during which options and stock appreciation rights may be exercised, the period during which options and restricted stock are subject to restrictions, and the manner of exercising options. These terms need not be identical for all awards. In determining the terms of awards under the Plan, the Committee may take into account the nature of the services rendered by the award recipients, their present and potential contributions to the success of the Company and its subsidiaries, and such other factors as the Committee may deem relevant. Subject to the provisions of the Plan, the Committee also would have plenary authority to interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, and make all other determinations deemed necessary or advisable for the administration of the Plan.

  SHARES SUBJECT TO GRANT AND ADJUSTMENT. A maximum of 680,000 shares of common stock in the aggregate would be authorized for issuance under the Plan. The maximum number of shares of common stock with respect to which an individual may receive awards under this Plan during its term is 500,000 shares. The number of shares subject to the Plan (and the number of shares and terms of any award or maximum number of shares with respect to which an individual may receive awards) may be adjusted by the Committee in the event of any change in the outstanding common stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation or similar event. On February 10, 1997 the closing sale price of the Company's common stock on the Nasdaq National Market was $30.625.

  EXERCISE PERIOD AND TRANSFERABILITY. Options and stock appreciation rights granted under the Plan may be exercised for a period of no more than ten years from the date of grant (five years in the case of incentive stock options granted to a Ten-Percent Shareholder). Awards under the Plan are not transferable other than by will or the laws of descent and distribution, or as provided by the Committee.

  PAYMENT OF EXERCISE PRICE. Under the Plan, the Committee may provide that the exercise price of an option may be paid by any combination of (1) cash,
(2) check, (3) delivery to the Company of shares of common stock having a fair market value on the date of surrender equal to the exercise price, (4) delivery to the Company of a properly executed exercise notice and irrevocable instructions to a registered securities broker to promptly deliver to the Company cash equal to the exercise price, (5) delivery of a promissory note, and (6) a "cashless exercise" arrangement whereby an optionee, without payment of the exercise price, receives upon exercise, shares of common stock having an aggregate fair market value as of the date of surrender equal to the number of shares subject to the option being surrendered multiplied by an amount equal to the excess of the fair market value of a share of common stock on the exercise date over the per share exercise price of the option.

  AMENDMENT AND TERMINATION. The Board may amend, alter or terminate the Plan in any respect at any time, provided that, once the Plan has been approved by the Company's shareholders, the Board may not amend, alter or terminate the Plan without the approval of (a) the Company's shareholders to the extent stockholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the common stock is listed or quoted, and (b) each affected optionee if the amendment, alteration or termination would adversely affect the optionee's rights or obligations under any award made prior to the date of the amendment, alteration or termination.

  Unless sooner terminated by the Board, the Plan will terminate on January 29, 2007 and no additional awards may be made under the Plan after that date. The termination of the Plan would not affect the validity of any award outstanding on the date of termination.

SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  INCENTIVE STOCK OPTIONS. Generally, an optionee will not recognize income on the grant or exercise of an incentive stock option. If an optionee does not exercise an incentive stock option within certain specified periods after termination of employment, however, the optionee will recognize ordinary income on the exercise of an incentive stock option in the same manner as on the exercise of a nonstatutory stock option, as described below. The exercise of an incentive stock option may result in a tax to the optionee under the alternative minimum tax even if the exercise would not otherwise be taxable.

  The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an incentive stock option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the optionee will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be capital loss. If an optionee recognizes ordinary income on exercise of an incentive stock option or as a result of a disposition of the shares acquired on exercise, the Company will be entitled to a deduction in the same amount.

  NONSTATUTORY STOCK OPTIONS. An optionee will not recognize income on the grant of a nonstatutory stock option, but will recognize ordinary income on the exercise of a nonstatutory stock option. The amount of income recognized on the exercise of a nonstatutory stock option will be equal to the excess of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash, in stock, or in part with a note. The Company will be entitled to a deduction in the amount of ordinary income so recognized.

  STOCK APPRECIATION RIGHTS. A grantee will not recognize income on the grant of a stock appreciation right, but will recognize ordinary income on the exercise of a stock appreciation right. The amount of income recognized on the exercise of a stock appreciation right will be equal to the amount of cash and the fair market value of any shares received on the date of exercise plus the amount of any cash or stock withheld to satisfy withholding taxes. The Company will be entitled to a deduction in the amount of ordinary income so recognized. Gain or loss from the sale or exchange of shares acquired pursuant to the exercise of a stock appreciation right will be treated as capital gain or capital loss.

  RESTRICTED STOCK. A grantee of restricted stock is not required to include the value of such shares in ordinary income until the shares are no longer subject to a substantial risk of forfeiture, unless the grantee elects to be taxed on receipt of the shares. In either case, the amount of such income will be equal to the fair market value of the shares at the time the income is recognized. The Company will be entitled to a deduction in the amount of ordinary income so recognized.

  INCENTIVE SHARES. A grantee of incentive shares will recognize ordinary income on the date the incentive shares are issued in an amount equal to the fair market value of the shares on such date. The Company will be entitled to a deduction in the amount of ordinary income so recognized. Gain or loss from the sale or exchange of shares acquired on the issuance of incentive shares will be treated as capital gain or capital loss.

  PARACHUTE PAYMENTS. Where payments to an employee that are contingent on a change in control of the Company exceed limits specified in the Code, the employee generally is liable for a 20 percent excise tax on, and the Company generally is not entitled to any deduction for, a specified portion of such payments. If the Committee, in its discretion, awards options the vesting of which is accelerated by a change in control, such accelerated vesting would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

  PERFORMANCE-BASED COMPENSATION. Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The Plan has been designed to allow the Committee to make awards under the Plan that qualify under an exception to the deduction limit of Section 162(m) for "performance-based compensation."

  GENERAL. The rules governing the tax treatment of options, stock appreciation rights, restricted stock and incentive shares, and the receipt of shares in connection with such grants or awards, are highly technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.

ACCOUNTING TREATMENT

  Under current accounting principles, as applied by the Company, neither the grant nor the exercise of an incentive stock option or a nonstatutory stock option under the Plan with an exercise price not less than the fair market value of common stock at the date of grant requires any charge against earnings, but the Company will, beginning in fiscal 1997, disclose in footnotes to its financial statements the effect on its results of operations had expense for stock compensation awards been recognized based on FASB-specified guidelines.

  Stock appreciation rights require a charge against the earnings of the Company each accounting period the value of such rights increases. The charge related to stock appreciation rights will vary depending upon, among other factors, the amount of stock appreciation rights granted, stock price changes above the grant price, and the length of time that stock appreciation rights have been outstanding. Such charge is based, generally speaking, on the difference between the exercise price specified in the related right, or the market value of common stock on the date of grant, and the current market price of common stock. In the event of a decline in the market price of common stock subsequent to a charge against earnings related to the estimated costs of stock appreciation rights, a reversal of prior charges is made (but not to exceed aggregate prior charges).

  Restricted stock and incentive shares will require a charge to earnings representing the value of the benefit conferred, which, in the case of restricted stock, may be spread over the restrictive period. Such charge is based on the market value of the shares transferred at the time of issuance.

CERTAIN OTHER INFORMATION

  Approval of the Plan requires the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote thereon.

      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED PLAN.


              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed the firm of KPMG Peat Marwick LLP to continue as independent auditors for the Company for the fiscal year ending November 30, 1997, subject to ratification of such appointment by the Shareholders. Representatives from KPMG Peat Marwick LLP will be present at the Annual Meeting of Shareholders to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Company's executive officers and directors are required by the Securities and Exchange Commission to file reports of ownership and changes in ownership. Copies of those reports must also be furnished to the Company.

  Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during the preceding year executive officers and directors have complied with all applicable filing requirements.

                    SHAREHOLDER PROPOSALS FOR 1998 MEETING

  All proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Secretary of the Company by the close of business (Eastern Time) November 11, 1997 in order to be included in the Company's proxy statement and form of proxy for the 1998 Annual Meeting. It is urged that any such proposals be sent by certified or registered mail, return receipt requested.

                                 OTHER MATTERS

  The cost of solicitation of proxies by the Company will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees, may also solicit proxies personally or by telephone, telegraph or fax. The Company will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so. The Company has also retained D.F. King & Co., Inc., a proxy solicitation firm, to assist in solicitation of proxies at an approximate fee of $4,500, plus reimbursement of out-of-pocket expenses authorized by the Company.

  As of this date, the Board of Directors does not know of any business to be brought before the meeting other than as specified above. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in such manner as may be determined by a majority of the Board of Directors.

  Copies of the 1996 Annual Report of the Company are included in this mailing to shareholders and additional copies may be obtained from the Secretary of the Company, 235 East Main Street, Rochester, New York 14604.

                                       By Order of the Board of Directors of
                                       RCSB Financial, Inc.

                                       /s/ Rosemary Craig

                                       Rosemary Craig
                                       Corporate Secretary

Dated: March 7, 1997

  A COPY OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR ITS MOST RECENT FISCAL YEAR, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED UPON REQUEST AND WITHOUT CHARGE TO BENEFICIAL HOLDERS OF THE STOCK OF THE COMPANY. WRITTEN REQUESTS SHOULD BE DIRECTED TO: CORPORATE SECRETARY, RCSB FINANCIAL, INC., 235 EAST MAIN STREET, ROCHESTER, NY 14604. TELEPHONE INQUIRIES SHOULD BE DIRECTED TO (716) 423-7370.

                              RCSB FINANCIAL, INC.
                         1997 LONG-TERM INCENTIVE PLAN


     1. Definitions. In this Plan, except where the context otherwise indicates, the following definitions shall apply:

          1.1.  "Agreement" means a written agreement implementing an Award.

          1.2. "Award" means a grant of an Option or Right or an award of Restricted Stock or Incentive Shares.

          1.3.  "Board" means the Board of Directors of the Company.

          1.4.  "Code" means the Internal Revenue Code of 1986, as amended.

          1.5. "Committee" means the committee or subcommittee of the Board appointed by the Board to administer this Plan.

          1.6. "Common Stock" means the common stock, par value $1.00 per share, of the Company.

          1.7.  "Company" means RCSB Financial, Inc.

          1.8. "Date of Exercise" means the date on which the Company receives notice of the exercise of an Option in accordance with the terms of Section 8.1.

          1.9. "Date of Grant" means the date on which an Option or Right is granted or Restricted Stock or Incentive Shares are awarded under this Plan.

          1.10. "Director" means a member of the Board or a member of the board of directors of any Subsidiary.

          1.11. "Determination Date" means the date as of which a Fair Market Value determination is being made.

          1.12. "Employee" means any employee of the Company or a Subsidiary, including an Employee Director or any person who has been hired to be an employee of the Company or a Subsidiary.

          1.13.  "Employee Director" means a Director who is also an Employee.

          1.14. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          1.15.  "Fair Market Value" means, with respect to a Share of Common
Stock:

          (a) if the Common Stock is traded on a national securities exchange and actual sale prices for the Common Stock are regularly reported thereon as of the Determination Date, the average closing price of a Share of Common Stock on such exchange for the five consecutive trading days immediately preceding the Determination Date (as reported by such source as the Committee may select);

          (b) if the Common Stock is regularly quoted on the National Association of Securities Dealers Automated Quotations System or another comparable system, the average closing price, if available, or the average mean of the closing bid and asked prices for a Share of Common Stock on such system for the five consecutive trading days immediately preceding the Determination Date (as reported by such source as the Committee may select); or

          (c) the fair market value of a Share of Common Stock as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose.

          1.16. "Grantee" means an Employee to whom Restricted Stock has been awarded pursuant to Section 9 or Incentive Shares have been awarded pursuant to
Section 10.

          1.17. "Incentive Shares" means Shares awarded under this Plan pursuant to the provisions of Section 10.

          1.18. "Incentive Stock Option" means an Option granted under this Plan that qualifies as an incentive stock option under Section 422 of the Code and that the Company designates as such in the Agreement evidencing the Option.

          1.19. "Non-Employee Director" means a Director who is not an Employee Director.

          1.20. "Nonstatutory Stock Option" means an Option granted under this Plan that is not an Incentive Stock Option.

          1.21. "Option" means an option to purchase Shares granted under this Plan in accordance with the terms of Section 6.

          1.22. "Option Period" means the period during which an Option may be exercised.

          1.23. "Option Price" means the price per Share at which an Option may be exercised. The Option Price shall be determined by the Committee and shall not be less than the Fair Market Value determined as of the Date of Grant. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder, the Option Price shall not be less than 110% of the Fair Market Value on the Date of Grant.

          1.24. "Optionee" means an Employee or Non-Employee Director to whom an Option or Right has been granted.

          1.25. "Performance Goals" means performance goals established by the Committee which may be based on earnings or earnings growth, sales, return on assets, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance standards may be particular to an employee or the department, branch, Subsidiary or other division in which he or she works, or may be based on the performance of the Company generally, and may cover such period as may be specified by the Committee.

          1.26. "Plan" means the RCSB Financial, Inc. 1997 Long-Term Incentive Plan.

          1.27. "Related Option" means the Option in connection with which, or by amendment to which, a specified Right is granted.

          1.28. "Related Right" means the Right granted in connection with, or by amendment to, a specified Option.

          1.29. "Restricted Stock" means Shares awarded under the Plan pursuant to the provisions of Section 9.

          1.30. "Right" means a stock appreciation right granted under the Plan in accordance with the terms of Section 7.

          1.31. "Right Period" means the period during which a Right may be exercised.

          1.32.  "Share" means a share of Common Stock.

          1.33. "Subsidiary" means a corporation or financial institution at least 50% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more other Subsidiaries, including without limitation Rochester Community Savings Bank.

          1.34. "Ten-Percent Stockholder" means an Optionee who (applying the rules of Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary.

     2. Purpose. This Plan is intended to assist the Company and its Subsidiaries in attracting and retaining Employees and Non-Employee Directors of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company.

     3. Administration. The Committee shall administer this Plan and shall have plenary authority, in its discretion, to award Options, Rights, Restricted Stock and Incentive Shares to Employees and Non-Employee Directors, subject to the provisions of this Plan. The Committee shall have plenary authority and discretion, subject to the provisions of this Plan, to determine the terms (which terms need not be identical) of all Awards to Employees and Non-Employee Directors, including without limitation the Option Price of Options, the time or times at which

Awards are made, the number of Shares covered by Awards, whether an Option shall be an Incentive Stock Option or a Nonstatutory Stock Option, any exceptions to non-transferability, any provisions relating to vesting, any circumstances in which the Options would terminate, the period during which Options and Rights may be exercised, and the period during which Options and Restricted Stock shall be subject to restrictions. In making these determinations, the Committee may take into account the nature of the services rendered by the Award recipients, their present and potential contributions to the success of the Company and its Subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of this Plan, the Committee shall have plenary authority to interpret this Plan, prescribe, amend and rescind rules and regulations relating to it, and make all other determinations deemed necessary or advisable for the administration of this Plan. The determinations of the Committee on the matters referred to in this Section 3 shall be binding and final.

     4. Eligibility. Incentive Stock Options, Rights, Restricted Stock and Incentive Shares may be granted or awarded only to Employees. Nonstatutory Stock Options may be granted or awarded to Employees or Non-Employee Directors.

     5.  Stock Subject to Plan.

          5.1. Subject to adjustment as provided in Section 11, (a) the maximum number of Shares that may be issued under this Plan is 680,000 Shares, and (b) the maximum number of Shares with respect to which an Employee may receive Awards under this Plan during its term is 500,000.

          5.2. If an Option or Right expires or terminates for any reason (other than termination by virtue of the exercise of a Related Option or Related Right, as the case may be) without having been fully exercised, if Shares of Restricted Stock are forfeited or if Incentive Shares are not issued or are forfeited, the unissued or forfeited Shares which had been subject to the Award shall become available for the grant of additional Awards.

          5.3. Upon exercise of a Right (regardless of whether the Right is settled in cash or Shares), the number of Shares with respect to which the Right is exercised shall be charged against the number of Shares issuable under the Plan and shall not become available for the grant of other Awards.

     6.   Options.

          6.1. Options granted under this Plan to Employees shall be either Incentive Stock Options or Nonstatutory Stock Options, as designated by the Committee. Each Option granted under this Plan shall be clearly identified either as an Incentive Stock Option or a Nonstatutory Stock Option and shall be evidenced by an Agreement that specifies the terms and conditions of the grant.

          6.2. Options granted to Employees shall be subject to the terms and conditions set forth in this Section 6 and such other terms and conditions not inconsistent with this Plan as the Committee may specify. All Incentive Stock Options granted under this Plan shall comply with the provisions of the Code governing incentive stock options and with all other applicable rules and regulations. Unless provided in the Agreement otherwise, to the maximum extent possible under applicable law, performance-based Options granted under this Plan shall constitute Incentive Stock Options.

          6.3. The Option Period for Options granted to Employees shall be determined by the Committee and specifically set forth in the Agreement; provided, however, that an Option shall not be exercisable after ten years (five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) from its Date of Grant.

     7.   Rights.

          7.1. Rights granted under the Plan shall be evidenced by an Agreement specifying the terms and conditions of the grant.

          7.2. A Right may be granted under the Plan:

               (a) in connection with, and at the same time as, the grant of an Option under the Plan;

               (b) by amendment of an outstanding Option granted under the Plan; or

               (c) independently of any Option granted under the Plan.

          7.3. A Right granted under Section 7.2(a) or Section 7.2(b) of this Plan is a Related Right. A Related Right may, in the Committee's discretion, apply to all or any portion of the Shares subject to the Related Option.

          7.4. A Right may be exercised in whole or in part as provided in the applicable Agreement, and, subject to the terms of the Agreement, entitles an Optionee to receive, without payment to the Company (but subject to required tax withholding), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having a Fair Market Value determined as of the Date of Exercise not to exceed the number of Shares subject to the portion of the Right exercised multiplied by an amount equal to the excess of (i) the Fair Market Value on the Date of Exercise of the Right over (ii) either (A) the Fair Market Value on the Date of Grant of the Right if it is not a Related Right, or (B) the Option Price as provided in the Related Option if the Right is a Related Right.

          7.5. The Right Period shall be determined by the Committee and specifically set forth in the Agreement, subject to the following conditions:

                (a) a Right will expire no later than the earlier of (1) ten years from the Date of Grant, or (2) in the case of a Related Right, the expiration of the Related Option;

                (b) a Right may be exercised only when the Fair Market Value on the Date of Exercise exceeds either (1) the Fair Market Value on the Date of Grant of the Right if it is not a Related Right, or (2) the Option Price of the Related Option if the Right is a Related Right; and

                (c) a Right that is a Related Right to a Stock Option may be exercised only when and to the extent the Related Option is exercisable.

          7.6. The exercise, in whole or in part, of a Related Right shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Related Right is exercised. Similarly, the exercise, in whole or in part, of a Related Option shall cause a reduction in the number of Shares subject to the Related Right equal to the number of Shares with respect to which the Related Option is exercised.

     8.   Exercise of Options and Rights.

          8.1. An Option or a Right may, subject to the terms of the applicable Agreement under which it was granted, be exercised in whole or in part by the delivery to the Company of a written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by the Option Price of the Shares as to which an Option is being exercised as provided in
Section 8.2 hereof.

          8.2. The Committee, in its discretion, may provide in an Agreement or otherwise permit an Optionee to pay the aggregate Option Price of the Shares as to which an Option is being exercised by any or all of the following means, either alone or in combination: (a) payment by cash, (b) payment by check, (c) delivery (including constructive delivery) to the Company of Shares of Common Stock having a Fair Market Value on the date of surrender equal to the Option Price, (d) delivery to the Company of a properly executed exercise notice and irrevocable instructions to a registered securities broker to promptly deliver to the Company cash equal to the Option Price; (e) delivery of a promissory note as provided in Section 8.3 hereof; and (f) surrender to the Company of an Option (or a portion thereof) that has become exercisable and receipt from the Company upon such surrender, without any payment to the Company (other than required tax withholding amounts) of that number of Shares (equal to the highest whole number of Shares) having an aggregate Fair Market Value as of the date of surrender equal to that number of Shares subject to the Option (or portion thereof) being surrendered multiplied by an amount equal to the excess of (i) the Fair Market Value on the date of surrender over (ii) the Option Price, plus an amount of cash equal to the Fair Market Value of any fractional Share to which the Optionee would be entitled but for the parenthetical above relating to whole number of Shares.

          8.3. To the extent provided in an Agreement and permitted by applicable law, the Committee may accept as partial payment of the Option Price a promissory note executed by the Optionee evidencing his or her obligation to make future cash payment thereof. Promissory notes made pursuant to this
Section 8.3 shall be payable upon such terms as may be determined by the Committee, shall be secured by a pledge of the Shares received upon exercise of the Option, or other securities the Committee may deem to be acceptable for such purposes, and shall bear interest at a rate fixed by the Committee.

          8.4. Options and Rights made under this Plan shall not be transferable except by will, the laws of descent and distribution, or as provided by the Committee in an Agreement.

     9.   Restricted Stock Awards.

          9.1. Restricted Stock awards under this Plan shall consist of Shares that are restricted against transfer, subject to forfeiture, and subject to such other terms and conditions intended to further the purposes of this Plan as may be determined by the Committee. Such terms and conditions may provide, in the discretion of the Committee, for the vesting of such awards to be contingent upon the achievement of one or more specified Performance Goals.

          9.2. Restricted Stock awards under this Plan shall be evidenced by Agreements specifying the terms and conditions of the Award. Each Agreement evidencing an Award of Restricted Stock shall contain the following:

                (a) prohibitions against the sale, assignment, transfer, exchange, pledge, hypothecation, or other encumbrance of (1) the Shares awarded as Restricted Stock under this Plan, (2) the right to vote the Shares, and (3) the right to receive dividends thereon, in each case during the restriction period applicable to the Shares; provided, however, that the Grantee shall have all the other rights of a stockholder including without limitation the right to receive dividends and the right to vote the Shares;

                (b) a requirement that each certificate representing Shares of Restricted Stock shall be deposited with the Company, or its designee, and shall bear the following legend:

"This certificate and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in the RCSB Financial, Inc. 1997 Long-Term Incentive Plan, and an Agreement entered into between the registered owner and RCSB Financial, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Plan and the Agreement, a copy of each of which is on file in the office of the Secretary of RCSB Financial, Inc."

                (c) the terms and conditions upon which any restrictions applicable to Shares of Restricted Stock shall lapse and new certificates free of the foregoing legend shall be issued to the Grantee or his or her legal representative; and

                (d) such other terms, conditions and restrictions as the Committee in its discretion may specify, including without limitation terms that condition the lapse of forfeiture and transfer restrictions upon the achievement of Performance Goals.

          9.3. The Committee may include in any Agreement awarding Restricted Stock a requirement that, in the event of a Grantee's termination of employment for any reason prior to the lapse of restrictions, all Shares of Restricted Stock shall be forfeited by the Grantee to the Company without payment of any consideration by the Company and neither the Grantee nor any successors, heirs, assigns or personal representatives of the Grantee shall thereafter have any further rights or interest in the Shares or certificates.

     10. Incentive Share Awards. Incentive Shares awarded under this Plan shall be evidenced by an Agreement specifying the terms and conditions of such Award. Incentive Share awards shall provide for the issuance of Shares to a Grantee at such times and subject to such terms and conditions as the Committee shall deem appropriate, including without limitation terms that condition the issuance of Shares upon the achievement of Performance Goals.

     11. Capital Adjustments. In the event of any change in the outstanding Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Committee may, in its discretion, provide for a substitution for or adjustment in (i) the number and class of Shares subject to outstanding Options, Rights and Awards of Restricted Stock or Incentive Shares, (ii) the Option Price of Options and the base price upon which payments under Rights that are not Related Rights are determined, and (iii) the aggregate number and class of Shares for which Awards thereafter may be made under this Plan and to individual Award recipients.

     12. Termination or Amendment. The Board may amend, alter or terminate this Plan in any respect at any time; provided, however, that, after this Plan has been approved by the stockholders of the Company, no amendment, alteration or termination of this Plan shall be made by the Board without approval of (i) the Company's stockholders to the extent stockholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, and (ii) each affected Optionee and Grantee if such amendment, alteration or termination would adversely affect his or her rights or obligations under any Award made prior to the date of such amendment, alteration or termination.

     13.  Modification, Extension, Renewal, Substitution.

          13.1. Subject to the terms and conditions of this Plan, the Committee may modify, extend or renew outstanding Options and Rights, or accept the surrender of outstanding Options and Rights granted under this Plan or options and stock appreciation rights granted under any other plan of the Company or a Subsidiary (to the extent not theretofore exercised), and authorize the granting of new Options and Rights pursuant to this Plan in substitution therefor. Any substituted Options or Rights may specify a lower Option Price than the surrendered options and stock appreciation rights, a longer term than the surrendered options and stock appreciation rights, or have any other provisions that are authorized by this Plan. Subject to the terms and conditions of this Plan, the Committee may modify the terms of any outstanding Awards of Restricted Stock or Incentive Shares. Notwithstanding the foregoing, however, no modification of an Award shall, without the consent of the Optionee or Grantee, as the case may be, alter or impair any of such Optionee's or Grantee's rights or obligations under such Award.

          13.2. Anything contained herein to the contrary notwithstanding, Options and Rights may, at the discretion of the Committee, be granted under this Plan in substitution for options to purchase shares of capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Subsidiaries. The terms and conditions of the substitute Options and Rights so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the options in substitution for which they are granted. Such Options and Rights shall not be counted toward the 500,000 Share limit imposed by the second sentence of Section 5.1, except to the extent it is determined by the Committee that counting such Options and Rights is required in order for grants of Options and Rights hereunder to be eligible to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.

     14. Effectiveness of this Plan. This Plan or any amendment thereto shall be effective on the date on which it is adopted by the Board, provided that the adoption of this Plan or the adoption of any amendment thereto requiring stockholder approval pursuant to Section 12 is subject to approval by vote of the stockholders of the Company within 12 months after its adoption by the Board. Awards may be made prior to stockholder approval of this Plan or any amendment thereto requiring stockholder approval, and the date on which any such Award was made shall be the Date of Grant for all purposes, provided that (a) each such Award shall be subject to the approval by the stockholders of the Company of this Plan or the amendment requiring stockholder approval, (b) no Option, Right, Restricted Stock or Incentive Shares may be exercised prior to such stockholder approval, and (c) any such Award shall be void ab initio if such stockholder approval is not obtained.

     15. Withholding. The Company's obligation to deliver Shares or pay any amount pursuant to the terms of any Award hereunder shall be subject to satisfaction of applicable federal, state and local tax withholding requirements. To the extent provided in the applicable Agreement and in accordance with rules prescribed by the Committee, an Optionee or Grantee may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (i) tendering a cash payment, (ii) authorizing the Company to withhold Shares otherwise issuable to the Optionee or Grantee, or
(iii) delivering to the Company already owned and unencumbered Shares.

     16. Term of this Plan. Unless sooner terminated by the Board pursuant to Section 11, this Plan shall terminate on January 29, 2007, and no Option, Right, Restricted Stock or Incentive Shares may be granted or awarded after such date. The termination of this Plan shall not affect the validity of any Award outstanding on the date of termination.

     17. Indemnification of Committee. In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Option, Right, Restricted Stock or Incentive Shares granted or awarded hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

     18.  General Provisions.

          18.1. The establishment of this Plan shall not confer upon any Employee or Non-Employee Director any legal or equitable right against the Company, any Subsidiary or the Committee, except as expressly provided in this Plan.

          18.2. This Plan does not constitute inducement or consideration for the employment of any Employee or the service of any Non-Employee Director, nor is it a contract between the Company or any Subsidiary and any Employee or Non-Employee Director. Participation in this Plan shall not give an Employee or Non-Employee Director any right to be retained in the service of the Company or any Subsidiary.

          18.3. Neither the adoption of this Plan nor its submission to the stockholders, shall be taken to impose any limitations on the powers of the Company or its Subsidiaries to issue, grant, or assume options, warrants, rights, or restricted stock, otherwise than under this Plan, or to adopt other stock option or restricted stock plans or to impose any requirement of stockholder approval upon the same.

          18.4. The interests of any Employee or Non-Employee Director under this Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as provided in an Agreement.

          18.5. This Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware and it is the intention of the Company that Incentive Stock Options granted under this Plan qualify as such under Section 422 of the Code.

          18.6. The Committee may require each person acquiring Shares pursuant to Awards hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities laws. The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions.

          18.7. The Company shall not be required to issue any certificate or certificates for Shares with respect to Awards under this Plan, or record any person as a holder of record of such Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies deemed necessary by the Committee, and without complying to the Committee's complete satisfaction, with all rules and regulations, under federal, state or local law deemed applicable by the Committee.


Approved by the Human Resources Committee:
Approved by the Board of Directors:
Approved by the Shareholders:

                                REVOCABLE PROXY

                             RCSB FINANCIAL, INC.

                                 COMMON STOCK

                Annual Meeting of Shareholders - April 9, 1997
         This Proxy is solicited on behalf of the Board of Directors.

The undersigned holder of common stock of RCSB Financial , Inc. hereby appoints Rosemary Craig and Mark Bopp, and each of them his/her attorneys, agents and proxies, to represent the undersigned and to vote and act upon the shares of common stock standing in the name of the undersigned, which he/she would be entitled to vote if personally present, as specified herein, at the Annual Meeting of Shareholders to be held on April 9, 1997, at 10:30 a.m., or at any adjournment thereof, with full power of substitution and revocation.

This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, it will be voted "FOR" Items 1, 2 and 3.

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            PLEASE VOTE, DATE, SIGN ON REVERSE AND RETURN PROMPTLY
                         USING THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
Please sign this Proxy exactly as your name(s) appear(s) on the reverse side of this card. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

----------------------------------         ------------------------------------

----------------------------------         ------------------------------------

----------------------------------         ------------------------------------

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE

--------------------------------------------------------------------------------
                             RCSB FINANCIAL, INC.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Please be sure to sign and date this Proxy.                     Date
--------------------------------------------------------------------------------


Shareholder sign here                         Co-owner sign here
-------------------------------------------------------------------------------

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE "FOR" ITEMS 1, 2, AND 3.

1. ELECTION OF DIRECTORS
   Nominees:
                                                          With-     For All
                                                 For      held      Except
    Matthew Augustine, Karen D. Petrou,
  Leonard Schutzman, and John P. Tierney        ----      ----       ----

                                                ----      ----       ----

If you do not wish your shares voted "For" a particular nominee, mark the "For" All Except" box and strike a line through that nominee's name. Your shares will be voted for the remaining nominee(s).

2. APPROVAL OF THE 1997 LONG-TERM
   INCENTIVE PLAN.                               For      Against   Abstain

                                                ----      ----       ----

                                                ----      ----       ----

3. APPOINTMENT OF KPMG PEAT MARWICK
   LLP AS INDEPENDENT AUDITORS.                 ----      ----       ----

                                                ----      ----       ----

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

   Mark box at right if you plan to attend the meeting in person.    ----

                                                                     ----

   Mark box at right if an address change or comment has been        ----
   noted on the reverse side of this card.
                                                                     ----